EXHIBIT (d)(1)(b)

Amended and Restated Schedule A

to the Investment Advisory Agreement

between

Calvert Management Series and Calvert Research and Management

Schedule A to the Investment Advisory Agreement dated December 31, 2016 between Calvert Management Series (the “Trust”) and Calvert Research and Management is hereby amended and restated to add a new series of the Trust, Calvert Floating-Rate Advantage Fund, as follows:

Schedule A

As compensation pursuant to Section 2 of the Agreement, the Adviser is entitled to receive an annual advisory fee (the “Fee”) as shown below.

Calvert Tax-Free Responsible Impact Bond Fund

Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	0.35%

Calvert Unconstrained Bond Fund

Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	0.35%

Calvert Floating-Rate Advantage Fund

Average Daily Gross Assets for the Month	Annual Fee Rate
Up to and including $1 billion	0.48%
In excess of $1 billion	0.43%

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 10th day of October, 2017.

Calvert Management Series

Calvert Research and Management

/s/ Maureen A. Gemma

/s/ Katy D. Burke

Name:  Maureen A. Gemma

Name:  Katy D. Burke

Title:

Vice President

Title:

Vice President